Exhibit 10.31

AMENDMENT 1

To the Clinical Supply and Cooperation Agreement (hereinafter “CSCA”) entered into between:

Ritter Pharmaceuticals, Inc., a Delaware corporation, with registered offices at 1880 Century Park East #1100, Los Angeles, CA 90067, (hereinafter “Ritter”)

And

Ricerche Sperimentali Montale SpA, with sole shareholder, an Italian company, having its operational offices at Montale (PT), via Garibaldi no. 33, and administrative offices in Milan, Italy, at via Calabiana no. 18 (hereinafter “RSM”)

And

Inalco SpA, with sole shareholder, an Italian company, having its registered offices in Milan, Italy, at via Calabiana no. 18 (hereinafter “Inalco”)

Collectively referred to as the “Parties” and each, individually, as a “Party”.

The term RSM shall include Inalco, and all references to RSM shall be deemed to include Inalco.

Whereas

A.	Section 16 of the CSCA requires all amendments to said agreement to be made in writing;

B.	Pursuant to Section 2.3(b) of the CSCA, Ritter is required to pay RSM the amount of USD 25,000 in relation to the completion of the DMF submission to the FDA and RSM desires to set a fixed term for such payment to be made;

C.	Ritter is entering into clinical phases for its product and desires to further define the terms and conditions of supply of Improved GOS contained in Section 3 of the CSCA to ensure adequate and timely delivery essential for the purpose of completing such clinical phases.

Now, therefore, the Parties agree as follows:

1.	Upon execution of this agreement by the Parties, Ritter shall make full payment of the USD 25,000 due to RSM under Section 2.3(b) of the CSCA by wire transfer to the account indicated by RSM. As confirmation of date of payment, Ritter shall provide RSM a copy by email or fax of the wire transfer receipt (the “DMF Payment”).

2.	Section 3.2 of the CSCA shall be amended in its entirety as follows: “Upon receipt of confirmation by Ritter of the DMF Payment, RSM shall supply Ritter 50 (fifty) kilos of Improved GOS at the price of USD 100,000 (one-hundred thousand) on the following delivery and payment terms:

a.	Upon receipt of the email or fax confirming the DMF Payment, RSM shall immediately ship to Ritter 15 (fifteen) kilos of Improved GOS by UPS/Fedex and provide Ritter copies of relevant shipping documents indicating date of shipment and quality analysis certificate(s);

b.	Upon receipt by Ritter of the shipping documents and quality analysis certificate(s) indicated in point a. above, Ritter shall make an advance payment of USD 25,000 (twenty-five thousand) by wire transfer to RSM;

c.	By and no later than 60 (sixty) calendar days from the date of the DMF Payment, RSM shall deliver to Ritter 35 (thirty-five) kilos of Improved GOS by UPS/Fedex and provide Ritter copies of relevant shipping documents indicating date of shipment and quality analysis certificate(s);

d.	The balance of USD 75,000 (seventy-five thousand) shall be due and payable to RSM upon receipt by Ritter of the shipping documents and quality analysis certificate(s) indicated in point c. above.

3.	All other terms and conditions of the CSCA not specifically modified herein shall remain unaffected.

4.	This Amendment 1 to the CSCA may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have executed this Amendment 1 to the CSCA as of the first date written below.

Date:	Sept. 25, 2010

Ritter Pharmaceuticals, Inc.

Mr. Andrew J. Ritter

(in his capacity as President and Managing Director

/s/ Andrew J. Ritter

Date:	Sept. 26, 2010

Ricerche Sperimentali Montale SpA

Mr. Marco Manoni

(in his capacity as Managing Director)

/s/ Marco Manoni

Date:	Sept. 26, 2010

Inalco SpA

Mr. Giovanni Cipoletti

(in his capacity as President and Managing Director)

/s/ Giovanni Cipoletti

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